Exhibit (e)

AMENDED AND RESTATED

DISTRIBUTION AGREEMENT

This AMENDED AND RESTATED DISTRIBUTION AGREEMENT, dated as of March 26, 2014 (the “Agreement”), is between Homestead Funds, Inc., a Maryland corporation (the “Issuer”), and RE Investment Corporation, a Virginia corporation (the “Distributor”).

WITNESSETH:

WHEREAS, the Issuer is a registered investment company under the Investment Company Act of 1940, as amended (“1940 Act”), engages in business as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series that are listed in Schedule A, with each such series representing interests in a separate portfolio of securities and other assets (each such series, a “Fund”);

WHEREAS, the Issuer desires to appoint the Distributor as the principal underwriter and distributor of the Issuer’s shares and the Distributor is willing to accept such appointment; and

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, the parties have mutually agreed to amend certain terms of this Agreement, which was originally entered into by the parties on September 17, 1990, and subsequently amended and restated on March 17, 2005;

WHEREAS, RE Advisers Corporation (“RE Advisers”), an affiliated person of the Distributor, acts as investment manager and administrator of the Funds or certain Funds;

NOW, THEREFORE, in consideration of the mutual premises and undertakings herein contained, the Issuer and the Distributor agree as follows:

1. Appointment and Sale of Shares. The Issuer hereby appoints the Distributor as the principal underwriter and distributor of the Issuer’s shares and the Distributor hereby accepts such appointment.

During the term of this Agreement, the Distributor shall have the right to sell on behalf of the Issuer shares of capital stock of the Issuer authorized for issuance, including authorized shares of any Fund, subject to the registration requirements of the Securities Act of 1933, as amended (“1933 Act”), the laws governing the sale of securities in the various states (“Blue Sky Laws”), and the other terms and conditions set forth in this Agreement. The Distributor shall have the right to sell shares of the Issuer sold under offers of exchange, if available, between and among investment companies, or any portfolio series thereof, for which RE Advisers RE Advisers acts as investment manager and administrator. All sales by the Distributor shall be expressly subject to acceptance by the Issuer. The Issuer may reject any orders to purchase shares for any reason.

All orders for shares shall be made directly to the applicable Fund or its designated agent, including its transfer agent, or through Financial Intermediaries (as defined herein). No order for the sale, redemption or repurchase of the Issuer’s shares, nor any payment for shares sold, redeemed or repurchased, shall be effective until received by the transfer agent of the Issuer in good order as prescribed by the Issuer’s current Prospectus. Sale, redemption and repurchase orders shall be handled directly by the transfer agent of the Issuer, and payment for shares sold shall be transmitted by the transfer agent directly to the Issuer’s custodian.

2. Sale of Shares by the Issuer. The rights granted to the Distributor shall be exclusive, except that the Issuer reserves the right to sell shares directly to investors on applications received and accepted by the Issuer. Further, the Issuer reserves the right to issue shares in connection with a merger or consolidation, or acquisition by the Issuer through purchase or otherwise, with any other investment company, trust, or personal holding company.

The Issuer shall maintain membership with the National Securities Clearing Corporation and any other similar successor organization to sponsor a participant number for the Funds so as to enable the shares to be traded through FundSERV. The Issuer shall not be responsible for any operational matters associated with FundSERV or Networking transactions.

3. Shares Covered by this Agreement. This Agreement shall apply to unissued shares of the Issuer, shares of the Issuer held in its treasury in the event that, in the discretion of the Issuer, treasury shares shall be sold, and shares of the Issuer repurchased for resale.

4. Public Offering Price. All shares of the Issuer sold by the Distributor or the Issuer shall be sold at the public offering price. The public offering price for all accepted applications shall be the net asset value per share, as determined in the manner described in the Issuer’s current Prospectus and/or Statement of Additional Information. The Issuer shall in all cases receive 100% of the net asset value per share on all sales.

5. Redemption and Suspension of Sales. The Issuer agrees to redeem or repurchase shares tendered by shareholders of the Funds in accordance with the Issuer’s obligations in the Prospectus and/or Statement of Additional Information. If and whenever the determination of net asset value is suspended, and until such suspension is terminated, no further orders for shares shall be processed except such unconditional orders as may have been placed before the Distributor had knowledge of the suspension. In addition, the Issuer reserves the right to suspend sales if, in the judgment of the Issuer’s Board of Directors, it is in the best interests of the Issuer to do so. Such suspension of sales shall continue for such period of time as may be determined by the Issuer. The Issuer shall give the Distributor prompt notice of any suspension of sales.

6. Solicitation of Orders. In consideration of the rights granted to the Distributor under this Agreement, the Distributor agrees to use all reasonable efforts to secure purchasers for shares of the Issuer. However, the Distributor shall not be obligated to sell any specific number of shares of the Issuer, and may in its discretion reject any orders to purchase shares. The Issuer shall make available to the Distributor, at the expense of the Distributor, such numbers of copies of the Issuer’s currently effective Prospectus and Statement of Additional Information, and copies of such financial statements and other information as the Distributor may reasonably request in connection with the distribution of shares of the Issuer.

In selling the shares of the Issuer, the Distributor shall use its best efforts in all respects duly to conform with the requirements of all federal laws, Blue Sky Laws and regulations and FINRA regulations relating to the sale of such securities.

7. Authorized Representations. The Distributor and its registered representatives shall not give any information or make any representations other than those contained in the appropriate Registration Statement, Prospectus and/or Statement of Additional Information of the Issuer currently filed with the Securities and Exchange Commission (“SEC”) under the 1933 Act, or contained in shareholder reports or other materials that may be prepared by or on behalf of the Issuer and authorized by responsible officers of the Issuer for use by the Distributor. This limitation shall not, however, be construed to prevent the Distributor from preparing and distributing advertisements and sales literature or other materials as it may deem appropriate, so long as such materials are provided to RE Advisers at least five (5) business days before first use (or RE Advisers waives this notice requirement). The Distributor agrees to review all proposed sales literature, advertisements, or other similar materials for compliance with applicable laws and regulations, and shall file those materials it believes are in compliance with such laws and regulations with FINRA, the SEC, or any other required securities regulatory body, as appropriate. The Distributor agrees to provide the Issuer and RE Advisers any comments provided by regulators with respect to such materials.

8. Agreements with Qualified Broker-Dealers and Other Financial Intermediaries. The Distributor shall, at the request of the Issuer, enter into agreements with such qualified broker-dealers and other financial intermediaries (“Financial Intermediaries”) as it may select, in order that such Financial Intermediaries also may sell shares of the Issuer or otherwise accept orders for shares of the Issuer (each, a “Standard Dealer Agreement”). The form of any Standard Dealer Agreement shall be approved by the Issuer. The Distributor or Adviser may, but shall not be obligated to, make any payments to any Financial Intermediaries. If the Issuer adopts a plan of distribution pursuant to Rule 12b-1 under the 1940 Act (“Plan”), the Distributor shall be obligated to make payments to Financial Intermediaries if (i) the Distributor has received a corresponding payment from the applicable Fund’s Plan and (ii) such corresponding payment has been approved by the Issuer’s Board. The Distributor shall include in the forms of agreement with Financial Intermediaries after the date of this amended Agreement provisions that require the Financial Intermediaries to conform to, and provide services in accordance with, the provisions of the Registration Statement and all applicable rules and regulations relating to its services under the applicable agreement.

9. Registration and Qualification of Shares. The Issuer agrees that it shall take all action necessary to register its shares under the 1933 Act so that there will be available for sale the number of shares the Distributor may reasonably be expected to sell. The Issuer shall use its best efforts to qualify and maintain the qualification of an appropriate number of shares of each Fund for sale under the securities laws of such states where such qualification is required.

The Issuer shall promptly notify the Distributor if the registration or qualification of any Fund shares under any Blue Sky Laws or federal securities laws, or the Issuer’s registration under the 1940 Act, is suspended or terminated, or if any governmental body or agency institutes, or has threatened to institute, a proceeding to terminate the offer and sale of any Fund shares in any jurisdiction.

10. Expenses; Compensation. As between the Distributor and the Issuer, the Issuer shall pay, or cause to be paid, all fees, costs and expenses (a) in connection with the preparation, setting in type, and filing of any Registration Statement, Prospectus and Statement of Additional Information under the 1933 Act for the offer and sale of the Issuer’s shares, (b) in connection with the registration, qualification, and maintenance of shares for sale in the various states in which the Board of Directors of the Issuer shall determine it advisable to register, qualify and maintain such shares for sale, (c) of preparing, setting in type, printing, and mailing Prospectuses, Statements of Additional Information, shareholder reports, proxy statements, and any supplements thereto or other communications sent to existing shareholders, and (d) in connection with the issue and transfer of shares of any Fund resulting from the acceptance of orders to purchase or transfer shares by investors, including the expenses of confirming any such purchase orders or transfer requests.

The Distributor shall pay all fees, costs, and expenses incurred by it in performing its obligations under this Agreement, including (a) the printing and distribution of any Prospectuses, Statements of Additional Information, reports and other communications sent to prospective shareholders, (b) the preparation, printing, and distribution of any advertisement or other sales literature, (c) the creation, maintenance and other costs related to the Issuer’s website(s), (d) all other expenses which are primarily for the purpose of promoting the sale of the Issuer’s shares other than to existing shareholders of a Fund, and (e) expenses incurred in connection with the Distributor’s registration as a broker-dealer or with the registration or qualification of its officers, directors or representatives under federal laws and Blue Sky Laws and the maintenance of those registrations or qualifications.

It is understood that the Distributor will not receive commissions or other compensation for acting as the Issuer’s principal underwriter and distributor.

11. Standard of Care. The Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

12. Indemnification. The Issuer agrees to indemnify and hold harmless the Distributor, each of its directors and officers, and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (the Distributor’s directors, officers, and control persons are, for purposes of this paragraph, hereinafter collectively referred to as “Distributor Indemnified Persons”), against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense, and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any shares, based upon the ground that any Registration Statement, Prospectus, Statement of Additional Information, shareholder report, or other information filed or made public by the Issuer (as from time to time amended) contained an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, or any other statute or the common law. However, the Issuer does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Issuer by or on behalf of the Distributor.

In no case (a) is the Issuer’s indemnity in favor of the Distributor or any Distributor Indemnified Persons to be deemed to protect the Distributor or any Distributor Indemnified Persons against any liability to the Issuer or its security holders to which the Distributor or such Distributor Indemnified Persons would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its or their duties or by reason of its or their reckless disregard of its or their obligations and duties under this Agreement, or (b) is the Issuer to be liable under the indemnity provision contained in this paragraph with respect to any claim made against the Distributor, or any Distributor Indemnified Person, unless the Distributor or such Distributor Indemnified Person, as the case may be, shall have notified the Issuer in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim was served upon the Distributor or any such Distributor Indemnified Person (or after the Distributor or such Distributor Indemnified Person received notice of service on any designated agent). However, failure to notify the Issuer of any claim shall not relieve the Issuer from any liability that it may have to the Distributor or any Distributor Indemnified Person against whom such action is brought otherwise than on account of the indemnity provision contained in this paragraph. The Issuer shall be entitled to participate at its own expense in the defense of, or if it so elects, may assume the defense of, any suit brought to enforce any claims. If the Issuer elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor or the Distributor Indemnified Persons. In the event the Issuer elects to assume the defense of any suit and retain counsel, the Distributor, or the Distributor Indemnified Persons, shall bear the fees and expenses of any additional counsel retained by it or them. If the Issuer does not elect to assume the defense of any suit, it will reimburse the Distributor, or the Distributor Indemnified Persons, for the reasonable fees and expenses of any counsel retained by it or them. The Issuer agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its directors, officers, or employees in connection with the issuance or sale of any of the shares.

The Distributor also covenants and agrees that it will indemnify and hold harmless the Issuer, each of its directors and officers, and each person, if any, who controls the Issuer within the meaning of Section 15 of the 1933 Act (the Issuer’s directors, officers and control persons are, for purposes of this paragraph, hereinafter collectively referred to as “Issuer Indemnified Persons”), against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense, and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any shares, based upon the 1933 Act or any other statute or common law, alleging any wrongful act of the Distributor or any of its employees or alleging that any Registration Statement, Prospectus, Statement of Additional Information, shareholder report, or other information filed or made public by the Issuer (as from time to time amended) contained an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, but only insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished to the Issuer by or on behalf of the Distributor.

In no case (a) is the Distributor’s indemnity in favor of the Issuer, or any Issuer Indemnified Persons, to be deemed to protect the Issuer, or any such Issuer Indemnified Persons, against any liability to which the Issuer, or such Issuer Indemnified Persons, would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its or their duties or by reason of its or their reckless disregard of its or their obligations and duties under this Agreement, or (b) is the Distributor to be liable under the indemnity provision contained in this paragraph with respect to any claim made against the Issuer, or any Indemnified Person, unless the Issuer or such Issuer Indemnified Person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim was served upon the Issuer or any such Issuer Indemnified Person (or after the Issuer or such Issuer Indemnified Person received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Issuer or any Issuer Indemnified Person against whom the action is brought otherwise than on account of the indemnity provision contained in this paragraph. The Distributor shall be entitled to participate at its own expense in the defense of, or if it so elects, may assume the defense of, any suit brought to enforce any claims. If the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Issuer, or the Issuer Indemnified Persons. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the Issuer, or the Issuer Indemnified Persons, shall bear fees and expenses of any additional counsel retained by it or them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Issuer, or the Issuer Indemnified Persons, for the reasonable fees and expenses of any counsel retained by it or them. The Distributor agrees to notify the Issuer promptly of the commencement of any litigation or proceedings against it or any of its directors, officers, or employees in connection with the issuance and sale of any of the shares.

Distributor acknowledges and agrees that certain large and significant Financial Intermediaries require that Distributor enter into dealer agreements (the “Non-Standard Dealer Agreements”) that contain certain representations, undertakings and indemnification that are not included in the Standard Dealer Agreement.

To the extent that Distributor is requested or required by the Issuer or a Fund’s adviser to enter into any Non-Standard Dealer Agreement, the Issuer shall indemnify, defend and hold the Distributor Indemnified Persons free and harmless from and against any and all Losses that any Distributor Indemnified Persons may incur arising out of or relating to (a) the Distributor’s actions, or failures to act, pursuant to any Non-Standard Dealer Agreement that (i) are not typically performed by the Distributor under the Standard Dealer Agreement and (ii) the Distributor has informed the Issuer that the Distributor will not perform; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement and the Issuer has approved such representation; or (c) any indemnification provided by the Distributor under a

Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification the Distributor provides to intermediaries in the Standard Dealer Agreement and the Issuer approved such indemnification. In no event shall anything contained herein be so construed as to protect the Distributor Indemnified Persons against any liability to the Issuer or its shareholders to which the Distributor Indemnified Persons would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under the Non-Standard Dealer Agreement or by reason of Distributor’s reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement.

13. Records. The Distributor shall maintain and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1 under the 1940 Act relating to its services hereunder. The Distributor shall surrender such records to the Issuer, in the form in which such records have been maintained or preserved, promptly upon receipt of instructions from the Issuer. The Issuer shall have access to such records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Issuer, copies of any such books and records shall be provided by the Distributor to the Issuer at the Issuer’s expense. The Distributor shall assist the Issuer, the Issuer’s independent auditors, or, upon approval of the Issuer, any regulatory body, in any requested review of the Issuer’s accounts and records, and reports by the Distributor or its independent auditors concerning the accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

14. Independent Contractor. The Distributor shall act as an independent contractor and nothing herein contained shall constitute the Distributor, its representatives, agents or any employees thereof as employees of the Issuer in connection with the sale of shares of the Issuer. The Distributor is responsible for its own conduct and the employment, control and conduct of its representatives, agents and employees, and for injury to such representatives, agents or employees or to others through its representatives, agents or employees. The Distributor assumes full responsibility for its representatives, agents and employees under applicable laws.

15. Confidential and Proprietary Information. In accordance with Regulation S-P, the Distributor will not disclose any non-public personal information, as defined in Regulation S-P, received from the Issuer, any Fund or any Fund shareholder regarding any Fund shareholder; provided, however, that the Distributor may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor. Either party may disclose non-public personal information to law enforcement officers, pursuant to legal process (such as a warrant or subpoena approved by a judge), to others as required by court order or by applicable laws, rules, or regulations governing the parties; and to emergency responders in situations of imminent threat to life or property.

The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds.

The Issuer and Distributor each represent that it has adopted a statement of its privacy policies and practices as required by SEC Regulation S-P and agrees to provide a copy of that statement to the other party upon request. Each party agrees to use reasonable precautions to protect, and prevent the unintentional disclosure of, such non-public personal information.

16. Anti-Money Laundering. The Distributor agrees to maintain an anti-money laundering program in compliance with the USA PATRIOT Act of 2001 and the Bank Secrecy Act and all applicable laws and regulations promulgated thereunder. The Distributor confirms that, as soon as possible following the request from the Issuer, the Distributor will supply the Issuer with copies of the Distributor’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Issuer may reasonably request from time to time.

17. Business Continuity Plan. The Distributor shall maintain in effect a business continuity plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the Distributor’s industry. In the event of equipment failures, the Distributor shall, at no additional expense to the Issuer, take commercially reasonable steps to minimize service interruptions.

18. Compliance Program. The Distributor will upon request provide certifications to the Issuer in order to assist the Issuer in complying with certain rules under the 1940 Act, including but not limited to Rule 38a-1 under the 1940 Act.

19. Effective Date. This Agreement shall be effective upon its execution, and unless terminated as provided, shall continue in force until October 1, 1992 and thereafter from year to year, provided continuance is approved annually by the vote of a majority of the Board of Directors of the Issuer, and by the vote of those Directors of the Issuer who are not “interested persons” of the Issuer, cast in person at a meeting called for the purpose of voting on the approval. In addition to termination by failure to approve continuance or by assignment, this Agreement may at any time be terminated by either party upon not less than sixty (60) days’ prior written notice to the other party.

20. Assignment. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Issuer without the prior written consent of the Distributor.

21. Notices. Any notices required or permitted to be given by either party to the other shall be deemed sufficient if in writing and either hand delivered or sent by mail, and addressed to the Issuer, at 4301 Wilson Boulevard, Arlington, VA 22203-1860, and to the Distributor, at 4301 Wilson Boulevard, Arlington, VA 22203-1860, or alternatively, at the last address furnished by the other party to the party giving notice.

22. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia and the applicable provisions of the 1940 Act and rules thereunder. To the extent the applicable law of the Commonwealth of Virginia, or any of the provisions herein, conflict with applicable provisions of the 1940 Act or rules thereunder, the latter shall control.

23. Force Majeure. Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, Acts of Nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

24. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that the Distributor may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be executed in its name and on its behalf by one of its officers duly authorized, and the Distributor has caused this instrument to be executed in its name and on its behalf by one of its officers duly authorized, as of the day and year first above written.

Homestead Funds, Inc.

Attest:	/s/ Kelly Whetstone	By:	/s/ Peter R. Morris
Name:	Kelly Whetstone	Name:	Peter R. Morris
Title:	Secretary	Title:	President and CEO

RE Investment Corporation

Attest:	/s/ Anna Amaczi	By:	/s/ Stuart E. Teach
Name:	Anna Amaczi	Name:	Stuart E. Teach
Title:	Secretary	Title:	President

Schedule A

Homestead Funds, Inc.

Series

as of March 26, 2014

Daily Income Fund

Short-Term Government Securities Fund

Short-Term Bond Fund

Value Fund

Stock Index Fund

Growth Fund

Small-Company Stock Fund

International Value Fund

10